Exhibit 4.2

FIRST AMENDMENT TO
SENIOR CONVERTIBLE PROMISSORY NOTE

THIS FIRST AMENDMENT TO SENIOR CONVERTIBLE PROMISSORY NOTE (“Amendment”) is entered into as of March __, 2008, by and between VIOQUEST PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and the undersigned, constituting the holders of not less than a majority of the then outstanding principal amount of those certain Senior Convertible Promissory Notes (as amended, the “Notes”), issued on June 29, 2007 and July 3, 2007, on behalf of all of the holders of the Notes or their assigns (“Holders”), to amend, as set forth herein, the terms of all of the outstanding Notes.

A. The Company issued the Notes pursuant to the terms of that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated June 29, 2007 or July 3, 2007, by and between the Company and each of the Holders.

B. Section 13 of the Notes provides that any section of the Notes may be amended by the consent of the Holders of not less than a majority of the then outstanding principal amount of the Notes (the “Majority Holders”) except for any amendment, modification or waiver of the terms and conditions of the Notes that would adversely affect the Holders’ rights with respect to: (i) the date by which the Notes must be repaid, or (ii) the rate at which interest accrues under the Notes, or any amendment or modification to Section 4.1 of the Notes.

C. The Company wishes to amend the Notes, upon receipt of the consent of the Majority Holders, to, among other things, amend the mandatory conversion provisions contained in Section 2 of the Notes.

D. The Company and the Holders wish to reduce their agreement to writing in the form of this Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Amendment. Section 2 of the Notes is hereby deleted in its entirety and replaced with the following text:

2. Mandatory Conversion.

2.1 Upon the closing of a New Securities Offering, (i) all principal and accrued but unpaid interest on this Note shall be automatically converted into shares of the Company’s newly-designated Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), at a conversion ratio of one (1) share of Series B Preferred Stock for every $1,000 of unpaid principal and accrued interest due under this Note as of the closing of the New Securities Offering, and (ii), each holder of shares of Series B Preferred Stock (each, a “Series B Holder”) shall be granted the right, exercisable at any time on and after the closing of the Offering but on or prior to April 1, 2008 (the “Exercise Period”), to convert shares of Series B Preferred Stock into New Securities pursuant to Section 2.2 hereof (the “Series B Participation Right”).

2.2 At any time during the Exercise Period, a Series B Holder may elect to exercise such holder’s Series B Participation Right by delivering to the Company a duly executed binding subscription agreement for the purchase of New Securities, including the additional signature page thereto, duly completed in accordance with the terms of such subscription agreement (together with the applicable purchase price for such New Securities), and upon such delivery the Company shall convert shares of Series B Preferred Stock held by, or deliverable by the Company upon surrender by the Holder of the Note to, such Series B Holder into New Securities on the following basis: for every $1,000 of New Securities purchased by such Series B Holder in the New Securities Offering during the Exercise Period, the Company shall convert, for no additional consideration, one (1) share of Series B Preferred Stock into one (1) share of Series A Preferred Stock and a warrant to purchase a number of shares of the Common Stock (as defined below) equal to 50% of the number of shares of Common Stock into which one (1) share of Series A Preferred Stock may be converted as of the closing of the New Securities Offering.

2.3 Upon conversion of this Note in accordance with the terms of this Sections 2.1 and/or 2.2, the applicable amount of outstanding principal and accrued unpaid interest of the Note shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates evidencing the New Securities or Series B Preferred Stock, as applicable, unless the Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled. Such conversion shall be deemed to have been made upon the close of the New Securities Offering. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

2.4 For purposes of this Note, the term “New Securities Offering” shall mean the Company’s private offering to a limited number of “accredited investors,” as that term is defined by Rule 501(a) of Regulation D of the Securities Act, of shares of the Company’s newly-designated Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and warrants (“Warrants” and, together with the Series A Preferred Stock, the “New Securities”) to purchase shares of Common Stock, for an aggregate purchase price of at least $500,000, pursuant to that certain Confidential Private Placement Memorandum, dated as of February 28, 2008, as it may be amended, restated, supplemented or otherwise modified from time to time.

2. Pursuant to the Section 13 of the Notes, this Amendment shall only be effective upon the Company’s receipt of executed counterparts by the Majority Holders, and upon such receipt this Amendment shall be binding upon all of the Holders as if they had executed a counterpart hereto. Any Holder executing this Amendment shall be deemed to have consented to its terms and provisions with respect to the original principal balance of all the Notes nominally held by such Holder, whether or not such Holder exercises, in whole or in part, the Series B Participation Rights granted herein.

3. Except as explicitly amended by this Amendment, all of the terms and conditions of the Notes shall remain in full force and effect.

4. Upon execution hereof by the Majority Holders, the Company will distribute a fully executed copy of this Amendment, and each of the Holders shall permanently attach this Amendment to its respective Note(s), making it a part thereof. Notwithstanding Section 6.12(b) of the Purchase Agreement, the Majority Holders, by executing and delivering this Amendment, hereby consent to the distribution of their executed counterparts to all of the Holders.

5. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Delivery by fax or an e-mail file attachment of any counterpart signature to this Amendment shall be deemed to be an original and considered valid and binding to the same extent as delivered original signatures.

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IN WITNESS WHEREOF, the undersigned parties have executed this First Amendment to Senior Convertible Promissory Note as of the date first written above.

Company:

Vioquest Pharmaceuticals, Inc.:

By:
Name:
Title:

Holder:

By:
Name:
Title: